Trading Symbols (LMD:TSX V; LNGMF:OTC BB)

151 Bloor St West                                Kenzo Oriental Tower 11K

Suite 703                                                   48 Dongzhimenwai Dajie

 Toronto, Ontario                                               Dongcheng District

 Canada M5S 1S4                                             Beijing 100027 China

 Tel :  +1.416.927.7000                              Tel:  +011.8610.5160.0689

 Fax : +1.416.927.1222                             Fax:  +011.8610.5160.0788

www.lingomedia.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

LINGO MEDIA SIGNS COOPERATION AGREEMENT WITH

PHOENIX PUBLISHING & MEDIA GROUP

Gains Access to Educational Market in Jiangsu

Toronto, Ontario, Canada, May 24, 2006 – Lingo Media Inc. (LMD: TSX V; LNGMF: OTC BB) (“Lingo Media” or the “Company”) is pleased to announce that it has signed a Cooperation Agreement with Phoenix Publishing & Media Group (“PPMG”), a leading state-owned provincial publishing group headquartered in Nanjing, Jiangsu, PRC.

The areas of cooperation are as follows:

Books: Both parties shall research and compile textbooks, supplemental books and related products for pre-school, primary school, middle school, vocational education, college, university and adult study markets.

Newspapers and Magazines: Both parties shall cooperate to enhance the content and expand the marketing of PPMG’s existing newspapers and magazines, while actively looking to develop or acquire other educational newspapers and magazines to distribute together.

Publishing and Distribution: Lingo Media and PPMG shall co-publish and distribute English language learning programs through PPMG’s established distribution channels.

Online Learning Platform: By combining PPMG’s existing educational platform and technology with Lingo Media’s educational content development expertise, the companies plan to build a language learning internet portal targeting both Mainland China and the global Chinese marketplace.

Development of Overseas Markets: Both Parties shall research the overseas Chinese language educational fields, and develop possible co-operative projects. Lingo Media is to provide assistance to PPMG to expand its overseas markets and build its presence in North America and other overseas countries.

Michael Kraft, President & CEO of Lingo Media, stated:  “This cooperation with PPMG is an important milestone and a strategic relationship for Lingo Media as it extends our brand into new markets and new channels.”

Chairman Tan Yue of PPMG commented: “Lingo Media’s management team is very experienced and knowledgeable in the English Language Learning market in China and we are confident that working together will enhance our product quality and increase our market share and sales of English learning products in Jiangsu and neighbouring provinces.”

About Phoenix Publishing & Media Group

Phoenix Publishing & Media Group (“PPMG”) is amongst the largest and most economically powerful state-owned publishing group in China with 2004 revenues in excess of US$1.2 billion.  The group is comprised of nine publishing companies and several subsidiary companies that are engaged in publishing, printing of books, production and printing of newspapers & magazines, fabrication of audio & visual products, manufacturing of CDs, and providing website content through its distribution network in China.  The PPMG distribution network also has exclusive rights to the Xinhua Distribution Group which includes over 80 bookstores throughout Jiangsu.

About Lingo Media

Lingo Media is a leading publisher of English language learning programs in China, incorporating print, audio/video cassette and CD-based products for students and teachers from pre-school through university. Founded in 1996, Lingo Media has an established presence in the Chinese educational market of more than 200 million English Language students.  To date, over 100 million units from Lingo Media's library of more than 285 program titles have been published and sold in China.  While Lingo Media remains focused on its royalty-based educational publishing business, it is advancing its China Expansion Plan to establish itself as a distributor of educational print media including books, newspapers and magazines in China.

For further information, contact:

Lingo Media

             Phoenix Publishing & Media Group

Michael Kraft, President & CEO

Tan Yue, Chairman

Tel: (416) 927-7000, ext. 23

Tel:  (+86 25) 83208009

Fax: (416) 927-1222

Fax: (+86 25) 83247221

Email: investor@lingomedia.com

To learn more, visit www.lingomedia.com         To learn more, visit www.ppm.cn

Portions of this press release include "forward-looking statements", which may be understood as any statement other than a statement of historical fact.  Forward-looking statements contained in this press release are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may vary materially from management's expectations and projections expressed in this press release.  Certain factors that can affect the Company's ability to achieve projected results are described in the Company's Annual Report 20-F and other reports filed with the Securities and Exchange Commission.

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